UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INNOVATE Corp.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INNOVATE Corp. 295 Madison Ave., 12th Fl. New York, NY 10017

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
RELATING TO 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 16, 2022, AT 11:00 A.M., EASTERN TIME

This Supplement to Definitive Proxy Statement (this “Supplement”) supplements the Definitive Proxy Statement (the “Proxy Statement”) of INNOVATE Corp. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2022 relating to the Annual Meeting of Stockholders of the Company to be held on Thursday, June 16, 2022 (the “Annual Meeting”). This Supplement is being filed with the SEC on May 25, 2022. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

On May 20, 2022, Avram Glazer, Lancer Capital LLC and Avram Glazer Irrevocable Exempt Trust (collectively, the “Glazer Reporting Persons”) filed an amendment to their Schedule 13D (the “Glazer 13D Amendment”) disclosing that the Glazer Reporting Persons requested and are awaiting a waiver of the share purchase limitations contained in the Company’s Tax Benefits Preservation Plan and approval from the Board of Directors of the Company (the “Board”) to purchase up to an additional 3,300,000 shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) from existing stockholders in open market or private transactions. Such approval has not yet been provided by the Board and there can be no assurance that the Board will grant such approval and, if so granted, the timing thereof or any conditions thereon. If such approval is granted, the Glazer Reporting Persons disclosed the amount and timing of such purchases, if any, will be determined based upon the Glazer Reporting Persons’ evaluation of numerous factors, including, among other things, the price levels of the Common Stock, general market and economic conditions, ongoing evaluation of the Company’s business, financial condition, operations and prospects, the relative attractiveness of alternative business and investment opportunities, the Glazer Reporting Persons’ need for liquidity, and other future developments.

The Glazer Schedule 13D Amendment also disclosed that the Glazer Reporting Persons intend to vote all of their shares of Common Stock at the upcoming Annual Meeting (i) against the election of each of Michael Gorzynski, Shelly C. Lombard, and Kenneth S. Courtis as directors of the Company, and (ii) in favor of the election of the remaining slate of directors as recommended by the Board. The Glazer Reporting Persons, including Mr. Glazer in his position as Chairman of the Board of Directors of the Company or his representatives, may engage in discussions with management, the Board of Directors, stockholders of the Company, and other relevant parties regarding potential changes in the composition of the Company’s Board of Directors.

The Fourth Amended and Restated By-Laws of the Company (the “By-Laws”) provide that directors will be elected by a majority of the votes cast by the holders of the Common Stock and Series A-3 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), and Series A-4 Convertible Participating Preferred Stock, par value $0.001 per share (together with the Series A-3 Preferred Stock, the “Preferred Stock”), voting as a single class (with the Preferred Stock voting on an as-converted basis). This means that the number of shares voted FOR each nominee must exceed 50% of the votes cast with respect to that nominee. Each nominee who receives a majority of FOR votes will be elected as directors. Voting stockholders may vote either FOR any or all of these nominees or AGAINST any or all of these nominees. Abstentions and broker non-votes will have no effect on the outcome of the election of these directors.

Under the By-Laws, if an incumbent director is duly nominated and running uncontested and is not elected by a majority vote, such director shall promptly tender his or her irrevocable resignation to the Board of Directors. The Nominating and Governance Committee, or such other committee designated by the Board of Directors, will recommend to the Board of Directors whether to accept or reject the resignation, and any other actions to be taken, including reducing the size of the Board of Directors or filling the vacancy. The Board of Directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days following the date of the certification of the election results. Any director who is required to tender his or her resignation will not participate in the Committee’s recommendation or the Board’s decision with respect to such resignation. If the Board does not accept the director’s resignation, then such director shall continue to hold office.

As stated in the Proxy Statement, the Board unanimously recommended a vote “FOR” the election of Messrs. Glazer, Barr, Courtis, Gfeller and Gorzynski and Ms. Lombard as directors. Mr. Glazer is Chairman of the Company’s Nominating and Governance Committee that unanimously recommended to the Board the nomination of the six individuals for election as a director at the Annual Meeting, including the election of each of Messrs. Gorzynski and Courtis and Ms. Lombard. In light of the Glazer Schedule 13D Amendment, Mr. Glazer has advised the Company that he no longer supports the election of Messrs. Gorzynski and Courtis and Ms. Lombard. The views expressed in the Glazer 13D Amendment are solely those of the Glazer Reporting Persons and do not reflect the views of the full Board.

In addition, on May 18, 2022, the Audit Committee of the Board received a letter from Michael Gorzynski, on behalf of MG Capital Management, LTD., a stockholder of the Company of which Mr. Gorzynski is managing member (the “MG Capital Letter”), requesting that the Audit Committee engage independent counsel to investigate the alleged solicitation of a stockholder and whether such alleged solicitation could be in violation of the proxy rules by Lancer Capital LLC in connection with the election of directors at the Annual Meeting.

On May 25, 2022, the Board of Directors received a letter from Mr. Glazer, on behalf of Lancer Capital LLC, in response to the MG Capital Letter, stating that Mr. Glazer believed that the allegations set forth in the MG Capital Letter were without merit and that he was prepared to assist in the Company’s review of this matter.

No changes have been made to the record date or the proposals to be brought before the Annual Meeting. If you have already submitted a proxy and do not wish to change your vote,

you do not need to take any further action and your shares will be voted as originally directed by you. Stockholders as of the record date who wish to attend the Annual Meeting can still do so at: https://meetnow.global/MCZD5RZ.